EXHIBIT 10.2

COMPENSATION AGREEMENT

This Compensation Agreement is dated as of February 8, 2007 among Shearson Financial Network, Inc. a Nevada corporation (the “Company”), and Gregory Sichenzia (“Consultant”).

WHEREAS, the Company has requested the Consultant to provide the Company with legal services in connection with their business, and the Consultant has agreed to provide the Company with such legal services; and

WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered;

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.   The Company will issue 3,308,207 shares of the Company’s common stock, par value $.001 per share, to the Consultant immediately following the filing of a registration statement on Form S-8 with the Securities and Exchange Commission registering such shares, as set forth in Section 2 below. The shares to be issued shall represent consideration for legal services performed by the Consultant on behalf of the Company.

2.   The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within five business days of the execution of this agreement.

3.   Upon execution of this Compensation Agreement, any and all obligations of either of the parties arising from the compensation agreement by and between the Company and Consultant, dated December 6, 2006, shall, in all respects, be deemed to be null and void and of no further force and effect.

IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

GREGORY SICHENZIA

/s/ Gregory Sichenzia
Gregory Sichenzia

SHEARSON FINANCIAL NETWORK, INC.

By: /s/ Michael A. Barron
Michael A. Barron
Chief Executive Officer